UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report: November 4, 2008

a21, Inc.

(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)
7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code:  (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On April 27, 2006, a21, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which it issued $15.5 million of Secured Convertible Term Notes to the purchasers named in the Purchase Agreement.  On October 8, 2008, the Company entered into a preliminary agreement (the “Preliminary Agreement”) with the holders of a majority of the outstanding principal amount of the Secured Convertible Term Notes pursuant to which such holders agreed to receive the interest payment due September 30, 2008, under the Secured Convertible Term Notes (an aggregate of approximately $201,000) in shares of the Company’s common stock instead of cash (this preliminary agreement was previously reported on a Current Report on Form 8-K dated October 8, 2008.  On November 4, 2008, the Company entered into an agreement (the “Waiver Agreement”) with the holders of a majority of the outstanding principal amount of the Secured Convertible Term Notes pursuant to which such holders finalized the terms contained in the Preliminary Agreement.  The Company has issued 33,517,805 shares of its common stock to the holders of the Secured Convertible Term Notes pursuant to the Waiver Agreement, which is based on a per share price of $0.006.  In accordance with Section 9.5 of the Purchase Agreement and Section 5.5 of the Secured Convertible Term Notes, note holders representing a majority of the aggregate principal amount of all of the outstanding Secured Convertible Term Notes have authority to amend the terms of the notes.  The Company would resume paying quarterly interest in cash beginning with the quarterly interest due in January 2009.

Item 3.02 Unregistered Sales of Equity Securities.

On November 7, 2008, pursuant to the terms of the Waiver Agreement, the Company issued 33,517,805 shares of its common stock to the eleven (11) holders of the Secured Convertible Term Notes, each of whom is an accredited investor.  The shares were issued to pay the interest due on the Secured Convertible Term Notes at a price per share of $0.006.  The Company did not pay any fees or commissions in connection with the issuance.

The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder, because the shares were issued to sophisticated persons in a private transaction.

Item 5.02 Departure of Directors or Principle Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2008, Laura C. Sachar resigned from the Board of Directors of a21, Inc. (the “Company”).  Ms. Sachar’s resignation was due to professional and personal circumstances and, to the knowledge of the Company, did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.  Financial Statements and Exhibits.
Exhibit	Description
10.1	Agreement dated November 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.
By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton
Chief Financial Officer

Dated: November 10, 2008

EXHIBIT INDEX

Exhibit	Description
10.1	Agreement dated November 4, 2008